REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Stock Dividend Fund, Inc.

We have examined management's assertion, included in
 the accompanying Management Statement Regarding
Compliance with Certain Provisions of the Investment
 Company Act of 1940, that Stock Dividend Fund, Inc.
(the "Fund") complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment
Company Act of 1940 (the "Act") as of October 31,
2022. Management is responsible for the Fund?s compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund?s compliance based on our examination.

Our examination was conducted in accordance with the
 standards of the Public Company Accounting
Oversight Board (United States) and, accordingly,
included examining, on a test basis, evidence about
 the
Fund?s compliance with those requirements and
performing such other procedures as we considered
necessary
in the circumstances. Included among our procedures
were the following tests performed as of October 31,
2022 and with respect to agreement of security
purchases and sales, for the period from January 1,
2022
through October 31, 2022:

*	Confirmation of all securities in book entry
 form held by Charles Schwab & Co., Inc.
*	Reconciliation of all such securities between
 the books and records of the Fund and the Charles
Schwab & Co., Inc.
*	Agreement of all security purchases and all
security sales from January 1, 2022 through October 31,
2022 from the books and records of the Fund to the Charles Schwab & Co., Inc. statements.
We believe that our examination provides a reasonable
 basis for our opinion. Our examination does not provide a legal determination on the Fund?s compliance with specified requirements.

In our opinion, management's assertion that Stock
Dividend Fund, Inc. complied with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of
 October 31, 2022, with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and
 use of management and the Board of Directors of Stock
Dividend Fund, Inc. and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Turner, Stone & Company, LLP


Dallas, Texas
November 9, 2022